Exhibit 99.1

Quarterly Report to Holders of Contingent Value Obligations for the Quarter Ended December 31, 2020
March 24, 2021
To Holders of Contingent Value Obligations (CVOs):
Payment to Holders

As described further below, payments of amounts deposited with the CVO Trustee (the Trustee) are not due to the holders of the CVOs with respect to net after-tax cash flow and carryforward credits until certain tax audit matters are resolved, and with respect to disposition proceeds from the sale of the Earthco plants until the termination of certain indemnity obligations. However, as a result of the utilization by Progress Energy, Inc. (Progress Energy or the Company) of all tax credits and the receipt of cash proceeds upon the disposition of the Company’s interest in Ceredo Synfuel, LLC (Ceredo), the details of which are explained below under “Material Developments as of March 24, 2021,” the Company has decided to direct the Trustee to pay to the CVO holders all amounts the Trustee is holding, rather than wait until all audit matters are resolved and the certain indemnity obligations have terminated. As such, the Company has directed the Trustee to pay on April 19, 2021 to the Securities Registrar and Transfer Agent for the CVOs, American Stock Transfer and Trust Company (AST), for the pro rata benefit of each holder of record (Record Holder) on March 29, 2021, an amount equal to all (i) Contingency Funds corresponding to Excess Carryforward Credits, which total $94,757,940.50, plus all earnings with respect thereto, and (ii) Contingency Funds held as Excess Disposition Proceeds, which total $6,268,583, plus all earnings with respect thereto.
As a result, AST will pay to each Record Holder approximately $1.03 per outstanding CVO held by such Record Holder on the record date of March 29, 2021. Approximately $.7004 of each $1.03 will be reported as interest income to the Internal Revenue Service. The Company encourages Record Holders to consult a financial or tax advisor about possible tax consequences they may incur from the payment.
The final payment to be made on April 19, 2021 to the Record Holders will account for all funds previously deposited with the Trustee and no future payments will be made related to the CVOs.

CVO Background Information
There are currently 98.6 million CVOs issued and outstanding. CVOs were issued as a result of the Progress Energy and Florida Progress Corporation share exchange on November 30, 2000. One CVO was issued for every Florida Progress Corporation share owned at the time. As of March 24, 2021, Progress Energy has repurchased and holds 83.4 million of the outstanding CVOs.
Each CVO represents the right of the holder to receive contingent payments, based on the net after-tax cash flow generated by the synthetic fuels plants previously owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC and Sandy River LLC (the Earthco plants). Qualifying synthetic fuels plants entitled their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuels produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50% of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. The synthetic fuels tax credit program expired on December 31, 2007, and all operations ceased.
As disclosed in previous reports, some tax credits generated by the Earthco plants in the years 2001 through 2007 were not realized or included in net after-tax cash flows for those years. CVO holders were entitled to payment for those operation years if the sum of the tax credits realized and the net after-tax cash flows for the period generated exceeded $80 million. As described above, the CVO holders were entitled to 50% of the amounts realized greater than $80 million.

Upon the disposition of any interest in the Earthco plants to a third party prior to 2008, CVO holders may be entitled to share the cash proceeds received by the Company from the third party. The CVO holders’ share of such disposition proceeds is based upon the CVO holders’ share of net after-tax cash flows generated in the years prior to the disposition.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other non-cash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year is determined by the income tax benefits realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could decrease due to changes in income taxes for the year. For further information, see “Disposition of Ceredo Synfuel LLC” below.
All payments are first deposited with the Trustee. Net after-tax cash flow and carry forward credit payments are not required to be made to CVO holders until audit matters are resolved for the years of the tax returns in which the tax credits giving rise to the payments are realized. Disposition proceeds payments are not required to be made to CVO holders until the termination of all indemnity obligations under the purchase and sale agreement related to the disposition. Though net after-tax cash flow and credit payments are not required to be made at this time, as discussed in this paragraph, please see “Payments to Holders” above for information about an upcoming final payment of proceeds to holders.
This is only an overview of the terms of the CVOs. The CVO Agreement contains significant additional information, including information concerning the realization of tax credits carried forward and payments of disposition proceeds.
Summary of Net After-Tax Cash Flows, Tax Credits and Deposits
The net after-tax cash flows and tax credits carried forward for the years 2001 through 2007 and the deposits with the Trustee were as follows:

(in millions)	Net after-tax cash flows(a)	Tax credits realized on tax returns	Remaining tax credits generated but not included in net after-tax cash flows and not yet realized	Deposits with Trustee
Operation Year
2001	$(0.8)	$116.4	$—	17.9(b)
2002	3.2	94.6	—	8.9(b)
2003	79.6	90.0	—	44.8(b)
2004	71	55.6	—	23.2(b)
2005	(43.2)	80.6	—
2006	64	—	—	—
2007	(90.0)	—	—	—
Disposition of Ceredo Synfuel LLC	N/A	N/A	N/A	6.6(c)
(a) The amounts of net after-tax cash flows for the years 2001 through 2007 generally should remain unchanged due to resolution of the Company’s tax audits for those years. However, there are circumstances where the Company can file an amended return that can carry back into certain closed audit years.
(b) Deposited March 15, 2019, March 13, 2020, and May 15, 2020, including interest earned on deposits, as a result of recently enacted legislation.
(c) Deposited June 11, 2008, including interest earned on deposit.
Realization of Tax Credits
The Company has now realized the remaining tax credits generated in the Operation Years 2001 through 2007 as a result of recently passed legislation. See “Material Developments as of March 24, 2021” below for additional information on recently passed legislation and its impact on the realizability of tax credits.

Material Developments as of March 24, 2021
Tax Cuts and Jobs Act
On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act (Tax Act) into law. Among other provisions, the Tax Act, effective for tax years beginning after 2017, repeals the corporate alternative minimum tax (AMT) and treats as refundable 50% (100% for tax years beginning in 2021) of the excess of the AMT credit for the tax year over the amount of the credit allowable for the year against regular tax liability. Accordingly, the Company utilized 50% of the carry forward tax credits in the 2018 tax year.
Pursuant to the requirements of the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, refund payments issued to, and credit elect and refund offset transactions for, corporations claiming certain refundable tax credits are subject to sequestration. During the fourth quarter of 2018, it was determined that AMT credits are not among the certain refundable tax credits subject to sequestration based upon additional guidance published by the Internal Revenue Service.
The Tax Act could also be amended or subject to technical corrections, which could change the financial impacts that were recorded at December 31, 2020, or are expected to be recorded in future periods. Progress Energy’s future results of operations, financial condition and cash flows could be adversely impacted by the Tax Act’s subsequent amendments or corrections, or the actions of the FERC, state utility commissions or credit rating agencies related to the Tax Act.
Coronavirus Aid, Relief, and Economic Security Act (CARES Act)
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the CARES Act) was enacted. The CARES Act is an emergency economic stimulus package in response to the Coronavirus outbreak. Among other provisions, the CARES Act accelerates remaining AMT credit refund allowances resulting in taxpayers being able to immediately claim a refund in full for any AMT credit carryforwards. As a result, the Company was able to utilize all remaining carry forward tax credits.
Merger

On July 2, 2012, Progress Energy consummated the merger with Duke Energy Corporation (Duke Energy) and became, and will continue as, a direct wholly owned subsidiary of Duke Energy.

Disposition of Ceredo Synfuel LLC

In March 2007, the Company sold its 100% partnership interest in Ceredo, which was one of the Earthco plants, to a third-party buyer. In addition, the Company entered into an agreement to operate Ceredo on behalf of the buyer. At closing, the Company received cash proceeds of $10 million and a nonrecourse note receivable of $54 million. Payments on the note were received as Ceredo produced and sold qualified coal-based solid synthetic fuels during 2007. The Company received payments on the note related to 2007 production of $49 million in 2007 and $5 million in 2008. A purchase price adjustment pursuant to the terms of the purchase and sale agreement and other adjustments to proceeds not related to the sale of the partnership interest in Ceredo resulted in total cash proceeds of $44 million. Pursuant to the terms of the purchase and sale agreement, the Company will indemnify the buyer against certain losses, including, but not limited to, losses arising from the disallowance of synthetic fuels tax credits. Based upon the cash proceeds received by the Company, the CVO holders’ share of disposition proceeds of approximately $6 million, excluding interest, was deposited with the Trustee in the second quarter of 2008.

Section 29 Tax Credits
Legislation enacted in 2005 redesignated the Section 29 tax credit as a general business credit under Section 45K of the Code (Section 45K) effective January 1, 2006. The previous amount of Section 29 tax credits that the Company was allowed to claim in any calendar year through December 31, 2005, was limited by the amount of its regular federal income tax liability. Section 29 tax credit amounts allowed but not utilized are carried forward indefinitely as deferred alternative minimum tax credits prior to the signing of the Tax Act on December 22, 2017, as described above.

Supplemental Information
Where can I find a current market value of the CVOs?
CVOs are traded on the OTC Markets. To obtain a value, contact your broker or visit otcmarkets.com. Type “PREX” in the “Enter Symbol/Company Name” section, and click “Get Quote” to obtain the latest quote.
How can I purchase or sell CVOs?
You will need to contact a broker to purchase or sell CVOs.
What is the tax basis in the CVOs?
For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over-the-Counter Market on November 30, 2000. If you received your CVOs in the share exchange, your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.
Who is the Securities Registrar and Transfer Agent for the CVOs?
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Call toll-free: 877.711.4092